Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Kite Realty Group Trust that is made a part of Amendment No. 1 to the Registration Statement (Form S-4) and Prospectus of Kite Realty Group Trust for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 20, 2020, with respect to the consolidated financial statements and schedule of Kite Realty Group Trust and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

September 10, 2021